Exhibit 99.1

Faraday Future Announces Strategic $41 Million Investment in Qualigen Therapeutics, Inc.

(NASDAQ: QLGN) for Crypto Business Through PIPE Transaction

LOS ANGELES and CARLSBAD, September 19, 2025 – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, and Qualigen Therapeutics, Inc. (NASDAQ: QLGN) (“QLGN”), jointly announced that they have entered into a securities purchase agreement (the “Agreement”) for a private investment in public equity (PIPE) in QLGN’s common stock and preferred stock, and will start a crypto and web3-related business.

Upon completion of the required stockholder approval process, it is expected that QLGN will rebrand as CXC10, fully focusing on its three growth engines in crypto and ecosystem buildup for Web3.

The PIPE financing is being led by Faraday Future and its Founder and Global Co-CEO YT Jia, together with other investors including SIGN Foundation, a blockchain technology company backed by Binance Labs, Sequoia Capital (US, India, China), IDG, and Circle, building software infrastructure for governments and the next generation of capital markets. The total financing is approximately $41 million. Jerry Wang, the President of FF, also participated in this financing.

Under the terms of the Agreement, Faraday Future has agreed, subject to closing conditions, to invest approximately $30 million in QLGN at an effective price of $2.246 per share, representing beneficial ownership of approximately 55% of QLGN’s outstanding common stock. In addition, YT Jia intends to personally invest approximately $4 million, representing ownership of about 7% of QLGN’s common stock. As a cornerstone investor, YT Jia has also agreed to a two-year voluntary lock-up on his personal investment. QLGN already obtained majority shareholder support of this transaction via voting support agreement.

At the closing of this transaction, YT Jia will serve as a Chief Advisor of QLGN, Jerry Wang will be appointed as Co-CEO of QLGN, and FF CFO Koti Meka will be appointed as CFO. FF will also have the right to nominate two of the five independent directors. If the proposal is approved at the stockholders’ meeting, FF’s nomination rights could increase to four of the seven seats. FF will also have participation rights as to QLGN’s future financing.

Following completion of the PIPE, Faraday Future and its Founder and Global Co-CEO YT Jia are expected to beneficially own over 62% of QLGN’s outstanding common stock, based on shares outstanding as of the pricing date, giving pro forma effect to the transaction.

This structure will allow FFAI to concentrate on advancing its EV strategy while QLGN can focus on driving growth in crypto and Web3, creating strategic synergies, unlocking new financing channels, and maximizing stockholder value without additional dilution to FFAI stockholders for the crypto-related business.

“This strategic investment represents an important milestone in our evolution,” said YT Jia, Founder and Global Co-CEO of Faraday Future. “I believe that FFAI will truly become a company powered by Dual Flywheel synergy and Dual Bridge empowerment—connecting EAI with crypto, and bridging Web2 with Web3.”

“This is a very exciting day for all stakeholders of Qualigen Therapeutics,” said Kevin A. Richardson, CEO of QLGN.” The company will be embracing the new economy and technology which will reshape the future. The board unanimously voted to move forward with this transformative transaction and stand behind the leadership FF brings to our company.”

Univest Securities is the sole placement agent in this transaction. FF is represented by Pryor Cashman and QLGN is represented by Lucosky Brookman. QLGN also hired a capital market advisory to support this transaction and future capital-market-related activities.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/

By registering for this event, attendants agree to provide certain personal information, which will be used to manage their participation in the event and communicate important updates. Faraday Future values your privacy and will handle provided personal information in accordance with its privacy policy. To learn more about how FF collects, uses, and protects personal data, please review FF’s full privacy policy at FF.com/us/privacy-policy/.

ABOUT QUALIGEN THERAPEUTICS, INC.

For more information about Qualigen Therapeutics, Inc., please visit www.qlgntx.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the intentions for its crypto assets and subsidiaries and their potential benefits, the Company’s investments in crypto currency, and the Dual-flywheel, Dual-bridge Eco Strategy are not guarantees of future performance, conditions or results and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to consummate the Spin-Off in a timely manner, if at all; the separate listed entity’s ability to raise future capital on attractive terms, if at all; the Company’s ability to control the management and operations of the separate listed entity; the Company’s ability to successfully execute on a new crypto-based strategy; the Company’s ability to raise funds to support a new crypto-based strategy; the inherent volatility and regulatory uncertainty associated with cryptocurrency investments; current and potential litigation involving the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; general economic and market conditions impacting demand for the Company’s products; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; and the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

3